UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
April 27, 2007
STERLING CHEMICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	000-50132 (Commission File No.)	76-0502785 (IRS Employer Identification No.)

333 Clay Street, Suite 3600 Houston, Texas (Address of principal execute offices)	77002-4109 (Zip Code)
(713) 650-3700
(Registrant’s telephone number, including area code)
Not Applicable
(Former names or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 7.01. Regulation FD Disclosure
SIGNATURE

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     Under the Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) of Sterling Chemicals, Inc. (“Sterling”), the holders of Sterling’s 10% Senior Secured Notes due 2007 (CUSIP No. 859166AA8) (the “Notes”) have the exclusive right, voting separately as a class, to elect one of Sterling’s directors until the Notes have been paid in full. The Certificate of Incorporation provides that the directorship created for the appointee of the holders of the Notes terminates when the obligations under the Notes are no longer outstanding. Mr. John W. Gildea was the appointee to the Board of Directors by the holders of the Notes. As a result of the redemption of the entire remaining principal amount of the Notes on April 27, 2007, none of the obligations under Sterling’s Notes will be outstanding and, pursuant to the Certificate of Incorporation, Mr. Gildea’s term of office terminated.
     Effective as of April 27, 2007, Sterling’s Board of Directors increased the size of the board and appointed Mr. Gildea to fill the vacancy resulting from that increase. Mr. Gildea will continue to serve on Sterling’s audit committee, compensation committee and corporate governance committee. Although there was not an agreement or understanding with respect to the appointment of Mr. Gildea, it was expected that the Board of Directors would act to increase the size of the board to appoint Mr. Gildea to serve as a director until the 2007 Annual Meeting of Stockholders, expected to be held May 22, 2007. Mr. Gildea is a “General Nominee” for election by the holders of Sterling’s Series A Convertible Preferred Stock and Common Stock (voting together as a class) at the Annual Meeting.
Item 7.01. Regulation FD Disclosure
     On April 27, 2007, Sterling redeemed the entire principal amount of the Notes remaining outstanding after the purchase by Sterling of Notes in connection with Sterling’s offer to purchase the Notes as contemplated by Sterling’s Offer to Purchase and Consent Solicitation Statement dated March 1, 2007. The aggregate redemption price, including principal and accrued interest to April 27, 2007, was approximately $44.1 million. Payment of the redemption amount was made through the facilities of The Depository Trust Company. The redemption amount for the Notes was funded with the proceeds from Sterling’s recent issuance of $150 million amount of 10 1/4% Senior Secured Notes due 2015.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2007	STERLING CHEMICALS, INC.
	By:	/s/ Richard K. Crump
Richard K. Crump
President and Chief Executive Officer